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                                                                   EXHIBIT 23.3

                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

  As independent public accountants, we hereby consent to the incorporation by reference in this registration statement of our report dated February 26, 1996 included in the Host Marriott Corporation Form 10-K for the year ended December 29, 1995 and to the incorporation by reference in this registration statement of our reports dated November 3, 1995 of the Dallas/Fort Worth Airport Marriott, February 22, 1996 of the Pacific Landmark Hotel, Ltd. and Pacific Gateway, Ltd., August 18, 1995 of the San Antonio Marriott Riverwalk and December 15, 1995 of TEC Entities included in the Company's Form 8-K dated February 28, 1996 and to all references to our Firm included in this registration statement.

                                          Arthur Andersen LLP

Washington, DC
January 10, 1997